                                                                     EXHIBIT 2.1



                              ACQUISITION AGREEMENT

                                  BY AND AMONG

                          AVISTAR SYSTEMS CORPORATION,

                                       AND

                      AVISTAR SYSTEMS, LIMITED PARTNERSHIP





                          DATED AS OF DECEMBER 31, 1997


                                TABLE OF CONTENTS



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ARTICLE I -    ASSET AND LIABILITY PURCHASE......................................................1
        1.1    Asset Purchase....................................................................1
        1.2    Assumption of Liabilities.........................................................1
        1.3    Consideration.....................................................................2

ARTICLE II -   CLOSING...........................................................................2
        2.1    The Closing.......................................................................2
        2.2    Deliveries at the Closing by Newco................................................2
        2.3    Deliveries at the Closing by Newco................................................2

ARTICLE III -REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP...................................3
        3.1    Organization of the Partnership...................................................3
        3.2    Partnership Structure.............................................................3
        3.3    Subsidiaries......................................................................3
        3.4    Authority.........................................................................3
        3.5    Litigation........................................................................4
        3.6    Title to Assets...................................................................4
        3.7    Compliance with Laws..............................................................4
        3.8    Taxes.............................................................................4
        3.9    Accuracy of Material Facts; Copies of Materials...................................5
        3.10   Proprietary Rights................................................................5
        3.11   Contracts.........................................................................6

ARTICLE IV -REPRESENTATIONS AND WARRANTIES OF NEWCO..............................................7
        4.1    Organization, Standing and Power..................................................7
        4.2    Authority.........................................................................8
        4.3    Capital Structure.................................................................8

ARTICLE V - CONDITIONS TO THE ACQUISITION........................................................9
        5.1    Conditions to Obligations of Each Party to Effect the Acquisition.................9
        5.2    Additional Conditions to Obligations of the Partnership...........................9
        5.3    Additional Conditions to the Obligations of Newco................................10

ARTICLE VI -NEWCO RIGHT OF REPURCHASE...........................................................10
        6.1    Repurchase Option................................................................10
        6.2    Terms of the Repurchase..........................................................10
        6.3    Termination of Repurchase Right..................................................10



                                        i

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                         TABLE OF CONTENTS (CONTINUED)
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                                                                                               PAGE
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ARTICLE VII -GENERAL PROVISIONS.................................................................11
        7.1    Notices..........................................................................11
        7.2    Interpretation...................................................................11
        7.3    Counterparts.....................................................................12
        7.4    Entire Agreement; Assignment.....................................................12
        7.5    Severability.....................................................................12
        7.6    Governing Law....................................................................12
        7.7    Rules of Construction............................................................12
        7.8    Expenses.........................................................................12
        7.9    Brokers..........................................................................12
        7.10   Amendment........................................................................12



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                                INDEX OF EXHIBITS




Exhibit
  No.         Description

1.1A          Bill of Sale

1.1B          Trademark Assignment

1.2           List of Liabilities of Avistar Systems, L.P.

1.3           Articles of Incorporation of Avistar Systems Corporation

3             Schedule of Exceptions

3.1 Second Amended and Restated Partnership Agreement dated as of April 8, 1994 of Avistar Systems, Limited Partnership

                              ACQUISITION AGREEMENT


        This ACQUISITION AGREEMENT (the "Agreement") is made and entered into as of December 31, 1997 among Avistar Systems Corporation, a Nevada corporation ("Newco"), and Avistar Systems, Limited Partnership, a Nevada Limited Partnership (the "Partnership").


                                    RECITALS

        The Board of Directors of Newco and the Board of Directors of the General Partner of the Partnership believe it is in the best interests of Newco and the Partnership that Newco acquire all the equity and profits interests in and all liabilities and obligations of the Partnership (the "Acquisition") and, in furtherance thereof, have approved the Acquisition.

        NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:


                                    ARTICLE I

                          ASSET AND LIABILITY PURCHASE

        1.1 Asset Purchase.

            (a) Subject to and upon the terms and conditions of this Agreement, the Partnership shall sell to Newco and Newco shall purchase from the Partnership, free and clear of all liens, claims and encumbrances, all of the Partnership's right, title and interest in all assets of the Partnership (the "Assets"), tangible and intangible, wherever located and whether or not reflected on the books and records of the Partnership.

            (b) Duty of Partnership to Aid Assignment. The Partnership shall execute and deliver such bills of sale and other recordable instruments of assignment, transfer and conveyance as Newco shall reasonably request to document the sale, assignment, transfer, conveyance and delivery of the Assets, including without limitation execution as of the Closing Date of the Bill of Sale and Trademark Assignment attached hereto as Exhibits 1.1A and 1.1B, respectively,

        1.2 Assumption of Liabilities.

            (a) Effective upon the Closing, Newco hereby assumes and agrees to perform, pay and discharge the liabilities of the Partnership set forth on
Exhibit 1.2 and Section 1.2(d) ("Assumed Liabilities").

           (b) Nothing herein shall be deemed to deprive Newco of any defenses, set-offs or counterclaims which the Partnership may have had or which Newco shall have with respect to any of the obligations, liabilities and commitments reflected in the Assumed Liabilities (the "Defenses and Claims"). Effective as of the Closing Date, the Partnership hereby transfers, conveys and assigns to Newco all Defenses and Claims and agrees to cooperate with Newco to maintain, secure, perfect and enforce such Defenses and Claims, including the signing of any documents, the giving of any testimony or the taking of any such other action as is reasonably requested by Newco in connection with such Defenses and Claims.

           (c) Newco shall pay all sales, use and transfer taxes, if any, due upon the sale or transfer of the Assets.

           (d) All personal and real property taxes arising as a result of the operation of the Partnership's business (other than taxes on income) shall be pro-rated between the parties as of the Closing Date.

        1.3 Consideration. In consideration of the purchase of the assets and liabilities of the Partnership, Newco shall issue to the Partnership 10,857,000 shares of Common Stock and 80,000,000 shares of Series A Preferred Stock (the "Shares"). The shares of Common Stock shall be subject to repurchase by Newco under certain conditions as described in Article VI below. The shares of Series A Preferred Stock shall have the rights, preferences, privileges and restrictions as set forth in the Articles of Incorporation of Newco, a copy of which are attached hereto as Exhibit 1.3.

                                   ARTICLE II

                                     CLOSING

        2.1 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall occur contemporaneously with the execution and delivery of this Agreement and shall take place at the offices of Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California 94301 at 10:00 a.m. on December 31, 1997, unless such other place or time is agreed to in writing by the parties hereto (the "Closing Date").

        2.2 Deliveries at the Closing by Newco. At the Closing, the Partnership shall deliver or cause to be delivered to Newco the following:

            (a) All documents, certificates, instruments or writings required to be delivered by the Partnership on or prior to the Closing pursuant to this Agreement with respect to the Assets and Assumed Liabilities, including any required assignments of contracts of the Partnership to Newco;

        2.3 Deliveries at the Closing by Newco. At the Closing, Newco shall deliver to the Partnership the following:

            (a) Certificates representing the Shares; and

           (b) All other documents, certificates or writings required to be delivered by Newco on or prior to the Closing pursuant to this Agreement.


                                   ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP

        Except as provided in the Schedule of Exceptions attached hereto as
Exhibit 3 and delivered simultaneously with this Agreement, the Partnership hereby represents and warrants to Newco as of the Closing Date as follows:

        3.1 Organization of the Partnership. The Partnership is a limited partnership validly existing under the laws of the State of Nevada. The Partnership has the requisite power to own its properties and to carry on its business as now being conducted. The Partnership has filed a certificate of doing business (or similar form) in each jurisdiction in which it is doing business except where the failure to file such certificate or certificates in the aggregate would not have a material adverse effect on the business, assets (including intangible assets), financial condition or results of operations of the Partnership (hereinafter referred to as a "Material Adverse Effect"). The Partnership has delivered a true and correct copy of the Amendment to the Second Amended and Restated Partnership Agreement dated April 8, 1994, as amended to date (the "Partnership Agreement"), to Newco, a copy of which is attached hereto as Exhibit 3.1, which document is the only agreement establishing the Partnership and the Partnership Interests.

        3.2 Partnership Structure. Except for the Partnership Agreement, there are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Partnership is a party or by which it is bound obligating the Partnership to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any interests in the Partnership or obligating the Partnership to grant or enter into any such option, warrant, call, right, commitment or agreement.

        3.3 Subsidiaries. Except as set forth on the Schedule of Exceptions, the Partnership does not have and has never had any subsidiaries or affiliated companies and does not otherwise own and has never otherwise owned any shares of capital stock or any interest in, or control, directly or indirectly, any other corporation, partnership, association, joint venture or other business entity.

        3.4 Authority. The execution and delivery of this Agreement by the Partnership does not, and, as of the Closing Date, the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (any such event, a "Conflict") (i) any provision of the Partnership Agreement or (ii) if the consents, waivers and approvals set forth on the Schedule of Exceptions are obtained or given, any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Partnership. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or foreign governmental authority, instrumentality, agency or commission ("Governmental Entity") or any third party (so as not to trigger any Conflict), is required by or with respect to the Partnership in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and such other consents, waivers, authorizations, filings, approvals and registrations which are set forth on the Schedule of Exceptions.

        3.5 Litigation. There is no litigation, investigation, arbitration, claim, action or other proceeding (formal or informal) pending or, to the best of the Partnership's knowledge, threatened against or affecting the Partnership which, if determined adversely, would have an adverse effect on the Partnership (or Newco) with respect to the Partnership. There is no suit, action, investigation or other proceeding commenced, pending or, to the best of the Partnership's knowledge, threatened against or affecting the Partnership in any court or before any tribunal or governmental body, in which it is sought to restrain, prohibit or otherwise adversely affect the ability of the Partnership to perform any or all of the obligations required of it under this Agreement or the consummation of the transactions contemplated herein.

        3.6 Title to Assets. The Partnership has good and marketable title to all of the Assets free and clear of any liens or encumbrances, and all of the Assets are free and clear of restrictions on, or conditions to, transfer or assignment, except liens, encumbrances, restrictions and the like whose existence, individually or in the aggregate, would not materially adversely effect Newco's ownership of the Partnership.

        3.7 Compliance with Laws. The Partnership is not currently in violation of, has not been in material violation of for the past three fiscal years, and has not received any notices of violation with respect to, any foreign, federal, state or local statute, law or regulation; provided, however, that this representation shall not limit the scope of any other representation made by the Partnership hereunder.

        3.8 Taxes. The Partnership has timely filed within the time period for filing or any extension granted with respect thereto all Federal, state, local and other returns and reports relating to any and all taxes or any other governmental charges, obligations or fees for taxes and any related interest or penalties ("Tax" or "Taxes") required to be filed by it with respect to its business and the Assets and such returns and reports are true and correct. The Partnership has paid all Taxes, if any, shown to be due and payable on said returns and reports and has withheld with respect to employees all Federal and state income Taxes, FICA, FUTA and other Taxes required to be withheld and has timely paid all sales, use and similar Taxes. No income, sales, use or similar Tax return or report of the Partnership has been examined or audited by the Internal Revenue Service or any state taxing authority. There are no pending or, to the best of the Partnership's knowledge, threatened audits, examinations, assessments, asserted deficiencies or claims for additional Taxes. There are no liens or similar encumbrances relating to or attributable to Taxes on the Assets.

        3.9 Accuracy of Material Facts; Copies of Materials. No representation, warranty or covenant of the Partnership contained in this Agreement or in any written statement delivered pursuant hereto or in materials delivered to Newco in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state material facts necessary in order to make the statement contained therein not misleading. The Partnership has delivered true, complete and accurate copies of each contract, agreement, license, lease and similar document (or summaries of same) referred to in any Exhibit or Schedule hereunder or included in the Assets.

        3.10 Proprietary Rights.

            (a) Except as set forth in the Schedule of Exceptions, the Partnership owns all rights, title and interest in and to all patents, copyrights, technology, software, software tools, know-how, processes, trade secrets, trademarks, service marks, trade names and other proprietary rights used in or necessary for the conduct of the Partnership's business as conducted to the date hereof or contemplated, including, without limitation, the technology and all proprietary rights developed or discovered in connection with or contained in the Partnership's products (the "Partnership Products"), free and clear of all liens, claims and encumbrances (including, without limitation, distribution rights) (all of which are referred to as "Proprietary Rights"). The foregoing representation as it relates to Third Party Technology (as hereinafter defined) is limited to the Partnership's interest pursuant to Third Party Licensees (as hereinafter defined), all of which are valid and enforceable and in full force and effect and which grant the Partnership such right to Third Party Technology as are employed in or necessary to the business of the Company as conducted or proposed to be conducted prior to the Effective Date. The Schedule of Exceptions contains an accurate and complete description of (i) all patents, trademarks (with separate listings of registered and unregistered trademarks), tradenames, and registered copyrights in or related to the Partnership Products, all applications and registration statements therefor, and a list of all licenses and other agreements relating thereto, and (ii) a list of all licenses and other agreements with third parties (the "Third Party Licenses") relating to any software, technology, know-how, or processes that the Partnership is licensed or otherwise authorized by such third parties to use, market, distribute or incorporate into products distributed by the Partnership (such software, technology, know-how and processes are collectively referred to as the "Third Party Technology"). All of the Partnership's trademark or tradename registrations related to the Partnership Products and all of the Partnership's copyrights in any of the Partnership Products are valid and in full force and effect; and consummation of the transactions contemplated hereby will no alter or impair any such rights. No claims have been asserted against the Partnership (and the Partnership is not aware of any claims which are likely to be asserted against the Partnership or which have been asserted against others) by any person challenging the Partnership's use or distribution of any patents, trademarks, tradenames, copyrights, trade secrets, software, technology, know-how or processes utilized by the Partnership (including, without limitation, the Third Party Technology) or challenging or questioning the validity or effectiveness of any license or agreement relating thereto (including, without limitation, the Third Party Licenses). To the Partnership's knowledge, there is no valid basis for any claim of the type specified in the immediately preceding sentence which could in any way relate to or interfere with the continued enhancement and exploitation by the Partnership of any of the Partnership Products. None of the Partnership Products nor the use of any patents, trademarks, tradenames, copyrights, software, technology, know-how or processes by the Company in its current business infringes on the rights of, constitutes misappropriation of, or in any way involves unfair competition with respect to, any proprietary information or intangible property right of any third person or entity, including without limitation any trade secret, copyright, trademark or tradename, or, to the knowledge of the Partnership, any patent.


            (b) Except as set forth on the Schedule of Exceptions, the Partnership has not granted any third party any right to manufacture, reproduce, distribute, market or exploit any of the Partnership Products or any adaptions, translations, or derivative works based on the Partnership Products or any portion thereof, including, without limitation, as a value added reseller. Except with respect to the rights of third parties to the Third Party Technology, no third party has any right to manufacture, reproduce, distribute, market or exploit any works or materials of which any of the Partnership Products are a "derivative work" as that term is defined in the United States Copyright Act, Title 17, U.S.C. Section 101.

            (c) To the Partnership's knowledge, no employee of the Partnership is in violation of any term of any employment contract, patent disclosure agreement or any other contract or agreement relating to the relationship of any such employee with the Partnership or, to the best of the Partnership's knowledge, any other party because of the nature of the business conducted by the Partnership or proposed to be conducted by the Partnership.

            (d) Each person presently employed or previously employed by the Partnership (including independent contractors, if any) in a research and development or other technical position has executed a confidentiality and non-disclosure agreement previously provided to Newco or its representatives. Such confidentiality and non-disclosure agreements constitute valid and binding obligations of the Partnership and such person, enforceable in accordance with their respective terms. To the best of the Partnership's knowledge, neither the execution or delivery of such agreements, nor the carrying on of the Partnership's business as employees by such persons, nor the conduct of the Partnership's business as currently anticipated, will conflict with or result in a breach of the terms, conditions or provisions of or constitute a default under any contract, covenant or instrument under which any of such persons is obligated.

        3.11 Contracts.

            (a) Except as set forth on the Schedule of Exceptions, the Partnership has no agreements, contracts or commitments that provide for the sale, licensing or distribution by the Partnership of any of its products, technology, know-how, trademarks or tradenames. The Schedule of Exceptions sets forth all of the maintenance obligations of the Partnership without regard to the dollar amount of such obligation.

            (b) Except as set forth on the Schedule of Exceptions, the Partnership has no agreements, contracts or commitments that call for fixed and/or contingent payments or expenditures by or to the Partnership of more than Fifteen Thousand Dollars ($15,000).

            (c) Without limiting the provisions of this Section 3.11, except as set forth on the Schedule of Exceptions, the Partnership has not granted to any third party any rights to reproduce or manufacture any of the Partnership's Products, nor has the Partnership granted to any third party any exclusive rights of any kind with respect to any of the Partnership's Products, including, without limitation, territorial exclusivity or exclusivity with respect to particular versions, implementations or translations of any of the Partnership's Products, nor has the Partnership granted any third party any right to market any of the Partnership products under any "private label" arrangements pursuant to which the Partnership is not identified as the source of such goods.

            (d) The Partnership has no purchase agreement, contract or commitment that calls for fixed and/or contingent payments by the Partnership that are in excess of the normal, ordinary and usual requirements of business.

            (e) The Partnership has no outstanding agreements, contracts or commitments with officers, employees, agents, consultants, advisors, salesmen, sales representatives, distributors or dealers that are no cancelable by it on notice of not longer than thirty (30) days and without liability, penalty or premium.

            (f) The Partnership has no employment, independent contractor or similar agreement, contract or commitment that is not terminable on no more than thirty (30) days' notice without penalty or liability of any type, including without limitation severance or termination pay.

            (g) The Partnership is not restricted by agreement from carrying on its business anywhere in the world.

            (h) All material contracts, agreements and instruments to which the Partnership is a party are valid, binding, in full force and effect, and enforceable by the Partnership in accordance with their respective terms. No such material contract, agreement or instrument contains any material liquidated-damages, penalty or similar provision. To the best of the Partnership's knowledge, no party to any such material contract, agreement or instrument intends to cancel, withdraw, modify or amend such contract, agreement or arrangement.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF NEWCO

        Newco represents and warrants to the Partnership as follows:

        4.1 Organization, Standing and Power. Newco is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Newco has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the ability of Newco to consummate the transactions contemplated hereby.

A true and complete copy of the charter documents and by-laws of Newco have been delivered to the Partnership.

        4.2 Authority. Newco has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Newco. This Agreement has been duly executed and delivered by Newco and constitutes the valid and binding obligations of Newco, enforceable in accordance with its terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies. The execution and delivery of this Agreement by the Newco do not, and, as of the Closing Date, the consummation of the transactions contemplated hereby will not, conflict with, result in any violation of, default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the charter documents or by-laws of Newco or (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Newco except where such Conflict will not have a material adverse affect on the business, assets, financial conditions or results of operations of Newco taken as a whole. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any third party (so as not to trigger any Conflict), is required by or with respect to Newco in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and such other consents, waivers, authorizations, filings, approvals and registrations which if not obtained, would not have a material adverse affect on the business, assets, financial condition or results of operations of Newco taken as a whole.

        4.3 Capital Structure. The authorized stock of Newco consists of 125,000,000 shares of Common Stock, $.001 par value, and 80,000,000 shares of undesignated Preferred Stock, $.001 par value. No shares of Common Stock or Preferred Stock have been issued or are outstanding. All shares of Common Stock and Series A Preferred Stock are duly authorized, and when issued and outstanding shares will be validly issued, fully paid and nonassessable and free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof. Newco has reserved 80,000,000 shares of Common Stock for issuance upon conversion of the Preferred Stock and 9,143,000 shares of Common Stock for issuance to employees and consultants pursuant to Newco's 1997 Stock Option Plan, of which options to purchase 5,459,000 shares of Common Stock are issued and outstanding, no options have been exercised and 3,684,000 shares remain subject to future issuance. There are no other options, warrants, calls, rights, commitments or agreements of any character to which Newco is a party or by which it is bound obligating Newco to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of Newco or obligating Newco to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

                                    ARTICLE V

                          CONDITIONS TO THE ACQUISITION

        5.1 Conditions to Obligations of Each Party to Effect the Acquisition. The respective obligations of each party to this Agreement to effect the Acquisition shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

            (a) No Adverse Litigation. There shall not be pending or threatened in writing any action or proceeding by or before any court or other Governmental Entity which shall seek to restrain, prohibit or invalidate or collect damages arising out of the Agreement, the Acquisition or any other transaction contemplated hereby, and which makes it inadvisable to proceed with the Agreement, the Acquisition and other transactions contemplated hereby.

            (b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Acquisition shall be in effect, nor shall any proceeding brought by a governmental entity, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Acquisition, which makes the consummation of the Acquisition illegal.

        5.2 Additional Conditions to Obligations of the Partnership. The obligations of the Partnership to consummate and effect the Acquisition shall be subject to the satisfaction at or prior to the Closing Date of the following condition:

            (a) Representations and Warranties. The representations and warranties of Newco contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date;

            (b) Cooperation. The Partnership will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to Newco in connection with any such requirements imposed upon Newco in connection with the consummation of the transactions contemplated by this Agreement. The Partnership will take all reasonable actions necessary to obtain (and will cooperate with Newco in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any governmental entity, domestic or foreign, or other person, required to be obtained or made by the Partnership (or by Newco) in connection with the taking of any action contemplated by this Agreement.

            (c) Access to Information. The Partnership shall make available to Newco and Newco's agents and representatives all information concerning the operation, business and prospects of the Partnership and related entities as may be reasonably requested by Newco, including, without limitation, the accounting and tax working papers of the Partnership's independent advisors.

        5.3 Additional Conditions to the Obligations of Newco. The obligations of Newco to consummate and effect the Acquisition shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions:

            (a) Representations and Warranties. The representations and warranties of the Partnership contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date;

            (b) Consents; Assignments. The Partnership shall have received all consents, waivers, approvals and assignments to the Contracts listed on the Schedule of Exceptions hereto, unless waived by Newco;

            (c) Securities Laws. Newco shall have received all necessary consents and otherwise complied with the Securities Act and with any state Blue Sky or securities laws applicable to the issuance of the Shares;


                                   ARTICLE VI

                            NEWCO RIGHT OF REPURCHASE

        6.1 Repurchase Option. In the event that the Partnership shall, under the terms of Article 9 of the Partnership Agreement, repurchase any of its Class B Units (as such term is defined in the Partnership Agreement) which are issued and outstanding as of the date of this Agreement Newco shall have the right, but not the obligation, to repurchase from the Partnership an equal number of shares of Common Stock issued pursuant to this Agreement.

        6.2 Terms of the Repurchase. The Partnership shall provide Newco with written notice of the closing of a repurchase of the Class B Units, which notice shall include (i) the date of the repurchase of the Class B Units, (ii) the number of Class B Units repurchased and (iii) the per unit price paid to the limited partner for such Class B Units. Upon receipt of such notice, Newco shall have the right, but not the obligation, within thirty (30) days thereafter, to repurchase an equal number of shares of Common Stock from the Partnership at a price per share equal to the per Unit price set forth in the notice. This 1:1 ratio of shares to be repurchased shall be proportionately adjusted to reflect any stock splits, recapitalizations, reorganizations, consolidation or other similar transactions effected by Newco after the date of this Agreement.

        6.3 Termination of Repurchase Right. The provisions of this Article VI shall terminate on the earlier of (i) the dissolution of the Partnership and the distribution of the shares of Newco Common Stock and Series A Preferred Stock to its partners or (ii) the closing date of an effective registration statement filed by Newco under the Securities Act of 1933 (the "Securities Act") with respect to an initial public offering of shares of its Common Stock.

                                   ARTICLE VII

                               GENERAL PROVISIONS



        7.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) upon personal delivery, if delivered by hand, (b) three days after the date of deposit in the mail, postage prepaid, if mailed by certified first class mail, or (c) the next business day if sent by telecopier (if receipt is electronically confirmed) or by a prepaid overnight courier service, to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

               if to Newco, to:

                      AVISTAR SYSTEMS CORPORATION
                      P.O. Box 7097
                      Incline Village, NV  89452
                      Attention: President and Chief Executive Officer
                      Telephone No.:   (702) 832-4500
                      Telecopy No.:    (702) 832-4528

                      with a copy to:

                      Wilson Sonsini Goodrich & Rosati, P.C.
                      650 Page Mill Road
                      Palo Alto, CA 94304-1050
                      Attention:  Robert P. Latta, Esq.
                      Telephone No.:  (650) 493-9300
                      Telecopy No.:   (650) 493-6811

                      If to the Partnership, to:

                      AVISTAR SYSTEMS, LIMITED PARTNERSHIP
                      c/o Collaboration(3), Inc., General Partner
                      P.O. Box 7097
                      Incline Village, NV  89452
                      Attention: President and Chief Executive Officer
                      Telephone No:   (702) 832-4500
                      Telecopy No.:   (702) 832-4528

        7.2 Interpretation. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        7.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

        7.4 Entire Agreement; Assignment. This Agreement and Exhibits hereto, and the documents, instruments and other agreements among the parties referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (b) are not intended to confer upon any other Person any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided.

        7.5 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision provided that Newco shall remain liable for their obligations hereunder.

        7.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

        7.7 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

        7.8 Expenses. The parties will each pay their own legal, accounting and other professional expenses in connection with the transactions contemplated hereby.

        7.9 Brokers. Each party represents and warrants to the other that no person has acted as a broker, finder or in any similar capacity in connection with the transactions contemplated hereby. Each party shall indemnify the other against, and agrees to hold the other harmless from, all liabilities and expenses (including reasonable attorneys' fees and expenses) in connection with any claim by anyone for compensation as a broker, finder or in any similar capacity following the Closing Date, by reason of services allegedly rendered to the indemnifying party in connection with the transactions contemplated hereby.

        7.10 Amendment. This Agreement and the Exhibits attached hereto may be amended, supplemented or modified by the parties hereto at any time only by an agreement in writing signed by the Partnership and Newco following due authorization.

        IN WITNESS WHEREOF, Newco, Sub, the Partners, the Partner
Representatives and the Escrow Agent have caused this Agreement to be signed, all as of the date first written above.


NEWCO:                               AVISTAR SYSTEMS CORPORATION



                                     By:  /s/ MICHAEL G. BARSOTTI
                                        ---------------------------------------
                                          Michael G. Barsotti
                                          Chief Financial Officer



THE PARTNERSHIP:                     AVISTAR SYSTEMS, LIMITED PARTNERSHIP
                                     a Nevada Limited Partnership
                                     By its General Partner
                                     Collaboration(3), Inc.




                                     By: /s/ GERALD J. BURNETT, PRESIDENT
                                        ---------------------------------------
                                        Gerald J. Burnett, President

                                  EXHIBIT 1.1A

                                  BILL OF SALE


        This Bill of Sale, dated effective as of December 31, 1997, is being executed and delivered to Avistar Systems Corporation, a Nevada corporation (the "Company"), pursuant to the Acquisition Agreement dated as of December 31, 1997 (the "Acquisition Agreement"), between the Company and Avistar Systems, Limited Partnership, a Nevada Limited Partnership (the "Partnership"). Capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Acquisition Agreement.

        NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Partnership does hereby transfer, convey and assign to the Company, all of its right, title and interest in the Assets, and does hereby acknowledge that it has received all necessary third party consents to such assignment, where appropriate. The Partnership hereby represents and warrants that it has good and marketable title to all such Assets and has the right to transfer its interest in such Assets and the Partnership will defend the Company's title to said Assets against all and every person and persons whomsoever.

        To the extent there is a conflict between the terms and provisions of this Bill of Transfer and the Acquisition Agreement, the terms and provisions of the Acquisition Agreement will govern.

        IN WITNESS WHEREOF, the Partnership has caused this Bill of Sale to be executed effective as of the 31st day of December, 1997.




                                     PARTNERSHIP

                                     AVISTAR SYSTEMS, LIMITED PARTNERSHIP
                                     a Nevada Limited Partnership
                                     By: Collaboration(3), Inc.
                                     Its General Partner



                                     /s/ GERALD J. BURNETT
                                     ------------------------------------------
                                     Gerald J. Burnett, President

                                  EXHIBIT 1.1B

                              TRADEMARK ASSIGNMENT


        This Agreement is entered into effective as of December 31, 1997 by and between Avistar Systems, Limited Partnership, a Nevada Limited Partnership (the "Partnership") and Avistar Systems Corporation, a Nevada corporation (the "Company"). For good and valuable consideration, receipt of which is hereby acknowledged, the Partnership hereby assigns to the Company all right, title and interest in and to the trademarks, tradenames, logos, and other marks identified on Exhibit A hereto, together with the good will of the business symbolized by each of these marks.


                                     AVISTAR SYSTEMS, LIMITED PARTNERSHIP
                                     a Nevada Limited Partnership
                                     By: Collaboration(3), Inc.
                                     Its General Partner



                                     /s/ GERALD J. BURNETT
                                     ------------------------------------------
                                     Gerald J. Burnett, President


                                     AVISTAR SYSTEMS CORPORATION



                                     By /s/ MICHAEL G. BARSOTTI
                                        ---------------------------------------
                                        Michael G. Barsotti
                                        Chief Financial Officer

                                  EXHIBIT A to
                              TRADEMARK ASSIGNMENT



        Registered Primary Trademarks:

               Avistar Systems
               Avistar Logos (2)
               Shareboard
               Siren
               VideoLan
               World-on-the-Desktop

        Not Registered:

               Avistar
               VideoWAN
               VWAN
               Visual Collaboration
               VLAN
               EVX
               Collaboration
               AvistarConference
               AvistarDirectory
               Enterprise Video Exchange
               Siren Mail
               Siren Fax

                                   EXHIBIT 1.2

           LIST OF LIABILITIES OF AVISTAR SYSTEMS, LIMITED PARTNERSHIP